EXHIBIT 10.15

[MIPS Technologies, Inc. Letterhead]

June 21, 2002

Derek Meyer
9 Chestnut Avenue
Los Gatos, California 95030

        Re:    Separation Agreement

Dear Derek:

        It is understood and agreed that you and MIPS Technologies, Inc. ("MIPS" or "Company") mutually wish to enter into this Separation Agreement, under which you will immediately resign your executive position with MIPS. The following sets forth our mutual agreement with respect to the terms of your separation arrangement.

        1.    (a)    It is agreed that you will resign your executive position as Vice President of Worldwide Field Operations as of the close of business on June 30, 2002 (the "Resignation Date"). As of the Resignation Date, you will resign any position you may hold as an employee, officer or director of the Company or of any subsidiary or affiliate of the Company. In this regard, you agree to execute documents evidencing such resignations as are required by local laws and as reasonably requested by the Company.

          (b)  On the Resignation Date, you will receive a payment equivalent to six (6) months' normal base salary based on your current rate of pay, subject to all customary withholdings.

          (c)  On the Resignation Date, you will also receive an additional payment equal to the cost of COBRA coverage for medical, dental and vision care through the six-month period following the Resignation Date. It is understood and agreed, however, that you will be responsible for election and payment of any COBRA benefit coverage after the Resignation Date.

          (d)  On the Resignation Date, the Company will pay your accrued vacation balance, if any, as of the Resignation Date and you will repay any outstanding 401(k) loans, if applicable. In addition, any accumulated funds in your ESPP account will be returned to you following the Resignation Date in accordance with the terms of that plan. You will not be eligible for any payment under the FY 2002 Executive Bonus Plan or any other Company bonus plan.

          (e)  On the effective date of this Separation Agreement, those options that would have become vested during the next twelve months following the Resignation Date that have an option price which is greater than the Fair Market Value on the effective date of this Separation Agreement will immediately vest. On the Resignation Date, all vesting shall stop. Your ability to exercise your vested options will be governed by the terms of each of the applicable option plans and the respective option award agreements, except that the post-termination exercise period of any such options shall be extended to eighteen months.

        2.    In the event you are not employed as an employee, or as a consultant for a competitor or as a consultant earning more than $2,500 per month, during the sixth months after the Resignation Date, and each monthly anniversary for up to six (6) months thereafter, the Company will also pay you an amount equivalent to your current monthly base pay and monthly cost of COBRA coverage, on a month-to-month basis, for each month you are not so employed as an employee or consultant. To be eligible for this payment, you must notify the Company's HR department within ten (10) days after the respective monthly anniversary date, in writing that you are not so employed as an employee or consultant. Any such payments shall be reported on a Form 1099 for income tax purposes, and you agree that all tax and other withholding obligations which may arise from any such payments shall be your sole obligation.

        3.    Other than the payments, benefits and services set forth in this Separation Agreement, or that may be made in the future under the terms of the existing Indemnification Agreement between you and the Company, the indemnification provisions of the Company's bylaws or certificate of incorporation, or the compensation you may realize under the terms of your existing stock option award agreements, you have no expectation of, and shall make no other claims for payment, services or any other compensation. Nothing in this Separation Agreement will affect your right to coverage under the Company's Directors and Officers liability insurance for actions taken while you were an officer of the Company.

        4.    In consideration of your unconditional acceptance of this Separation Agreement, you and the Company agree that nothing in this Separation Agreement shall be construed to prohibit you from accepting full-time employment with another employer following the Resignation Date, subject to your fulfilling your obligations hereunder, including, without limitation, your obligations under Paragraphs 5, 6, and 7 and under your confidentiality and proprietary information agreement with the Company. Notwithstanding the foregoing, you hereby agree to provide prompt written notice to the Company in the event that you obtain subsequent employment with a competitor as an employee, director, consultant or otherwise within twelve (12) months following the Resignation Date. You also hereby agree that you will not use trade secrets (as such term is defined in Section 3426(1)(d) of the Uniform Trade Secrets Act) of the Company or any of its subsidiaries or affiliates or otherwise engage in unfair competition against the Company and its subsidiaries and affiliates.

        5.    You agree that from the date of this Separation Agreement through the twelve-month period following the Resignation Date, you shall not directly or indirectly solicit or influence any person in the employment of the Company or an affiliated entity to (i) terminate such employment, or (ii) accept employment or enter into any consulting arrangement with any entity other than the Company or any affiliated entity. In addition, for the twelve-month period following the Resignation Date, you shall not indirectly interfere with the customers, suppliers, clients or business of the Company or any affiliated entity in any manner.

        6.    You further agree, upon the Company's or its agent's request and reasonable notice, to cooperate with the Company in connection with any claim or litigation or other matter about which you may have relevant information. Upon request, you will also provide the Company with information that you obtained from your employment with the Company regarding the Company's business or operations. Additionally, you will immediately notify the Company's General Counsel if you receive any written or oral request for information from any persons (other than your full-time employer), or their counsel, who are asserting or investigating claims or litigation asserted against, or otherwise adverse to, the Company. You will not disclose information to such persons except as required by legal process. You will not disclose to anyone, except the Company, confidential or privileged matters obtained from or related to your employment with the Company, except as required by law.

        7.    You acknowledge that, because of your position with the Company, you have specific knowledge of many types of information that are confidential and proprietary to the Company, including, without limitation, its current and planned technology; its current and planned sales, marketing and corporate strategies; its customers and strategic business partners; and the organizational structure, identity, skills and interests of its employees. You agree to continue to maintain the confidentiality of all confidential and proprietary information of the Company pursuant to, and will continue to comply with all terms and conditions of, the proprietary information and invention agreement between you and the Company. These obligations survive the termination of your employment or any consulting relationship with the Company and the termination of this agreement.

        8.    You agree, on behalf of yourself and your successors, heirs, assigns, attorneys, agents, and representatives, and each of them, to unconditionally and forever release, and discharge the Company and its subsidiaries, its current and former officers, directors, employees, attorneys, agents, successors, assigns and representatives, and each of them, of and from any and all debts, claims, liabilities, demands and causes of action of every kind, nature and description, including but not limited to any claim under federal, state or local employment discrimination law (including because of race, color, national origin, ancestry, religion, creed, physical or mental disability, marital status, medical condition, sexual orientation, or any other basis protected by national, state, or local law), or other law which you have or could assert against the Company as of the date of this agreement.

        9.    It is further understood and agreed that as part of the consideration and inducement for the execution of this agreement, you specifically waive the provisions of section 1542 of the California Civil Code, which reads as follows:

    "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

        Notwithstanding the provisions of section 1542, and for the purpose of implementing a full and complete release and discharge of the Company, you expressly acknowledge that this agreement is intended to include in its effect, without limitation, all claims described herein, whether known or unknown, and that this agreement contemplates the extinction of any and all such claims, including claims for attorney's fees.

        Furthermore, you expressly waive any right to assert hereafter that any such claim, demand, obligation, or cause of action, has, through ignorance or oversight, been omitted from the scope of this agreement.

        10.  You declare and represent that no promise, inducement or other agreement not expressly contained in this Separation Agreement or referred to in this Separation Agreement, has been made conferring any benefit upon you; that this Separation Agreement, the Indemnification Agreement, and your stock option award agreements as amended contain the entire agreement between the parties hereto with respect to any benefits conferred upon you; and that the terms of this Separation Agreement are contractual.

        11.  All prior agreements, understandings, oral agreements and writings between the parties hereto, including without limitation your offer letter are expressly superseded hereby and are of no further force and effect, except as provided in Paragraphs 7 and 10.

        12.  The provisions of this Separation Agreement are severable. If a court of competent jurisdiction rules that any provision of this Separation Agreement is invalid or unenforceable, the court's ruling will not affect the validity and enforceability of the other provisions of this agreement.

        13.  In the event of any dispute, claim, question, or disagreement arising out of or relating to your employment with the Company and the termination thereof, this Separation Agreement or the breach thereof, the parties hereto agree to first use their best efforts to settle such matters in an amicable manner. Initially, they shall consult and negotiate with each other, in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such resolution within a period of sixty (60) days, then upon written notice by either party to the other, any unresolved dispute, claim or differences shall be submitted to confidential mediation by a mutually agreed upon mediator. Either party may, without inconsistency with this agreement, apply to any court having jurisdiction hereof and seek injunctive relief so as to maintain the status quo until such time as the mediation is concluded or the controversy is otherwise resolved. The site of the mediation shall be in the County of Santa Clara, California. Each party shall each bear its own costs and expenses and an equal share of the mediators' and any similar administrative fees. If any such dispute is finally determined in your favor, the Company shall reimburse all reasonable fees and expenses, including attorneys' and consultants' fees, which you incur in good faith in connection therewith.

        14.  This Separation Agreement is entered into under and governed by the laws of the State of California, without giving effect to the conflicts of laws principles thereof.

        To accept this Separation Agreement, please sign and date this letter at the designated place below and return it to me or my designee.

                      Sincerely,

                      MIPS Technologies, Inc.

                      John Bourgoin
                      Chairman and CEO

        By signing this letter, I acknowledge that I have had the opportunity to review this Separation Agreement carefully; that I have been given the opportunity to be represented by legal counsel of my choice; that I understand the terms of this Separation Agreement; and I voluntarily agree to them.

Date:
Derek Meyer